UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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SUPREME INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPREME INDUSTRIES, INC.

2581 East Kercher Road

Goshen, IN  46528

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 25, 2017

To Stockholders of

SUPREME INDUSTRIES, INC.:

The annual meeting of stockholders of Supreme Industries, Inc. (the “Company”) will be held at the Elcona Country Club located at 56784 County Road 21, Bristol, Indiana, on May 25, 2017, at 9:00 a.m. Eastern Time for the following purposes:

1.              To elect ten directors to serve until the next annual meeting of stockholders and until their respective successors shall be elected and qualified;

2.              To ratify the selection of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm; and

3.              To transact such other business as may properly come before the meeting and any adjournment thereof.

Information regarding matters to be acted upon at this meeting is contained in the accompanying Proxy Statement.  Only stockholders of record at the close of business on April 12, 2017, are entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD.  PLEASE COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING.

By Order of the Board of Directors

Goshen, Indiana	William J. Barrett
April 25, 2017	Secretary

SOLICITATION OF PROXIES

This Proxy Statement and accompanying Proxy are furnished to owners of the Company’s common stock, par value $.10 per share (the “Common Stock”), in connection with the solicitation of proxies by the Board of Directors of Supreme Industries, Inc. (the “Company” or “Supreme”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Elcona Country Club located at 56784 County Road 21, Bristol, Indiana, on May 25, 2017 at 9:00 a.m. Eastern Time, or at any adjournment thereof.  For directions, please call (574) 642-4888, Ext. 447. The Notice of Meeting, the form of Proxy, and this Proxy Statement are being mailed to the Company’s stockholders on or about April 25, 2017.

The expense of proxy solicitation will be borne by the Company.  The Company’s officers and/or employees and those of its transfer agent may solicit proxies by telephone or personal contact, but in such event no additional compensation will be paid by the Company for such solicitation efforts, however, the Company will reimburse such persons for all accountable costs so incurred.

A copy of the 2016 Annual Report to Stockholders of the Company for its fiscal year ended December 31, 2016, is being mailed with this Proxy Statement to all such stockholders entitled to vote, but does not form any part of the information for solicitation of proxies.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be held on May 25, 2017

This Proxy Statement, the accompanying proxy card, and our 2016 Annual Report to Stockholders are available at www.investor.supremecorp.com/Annual_Reports_Proxy_Statements.

RECORD DATE AND VOTING SECURITIES

The Board of Directors of the Company has fixed the close of business on April 12, 2017, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.  As of the record date, there were 15,499,507 shares of Class A Common Stock and 1,656,467 shares of Class B Common Stock of the Company issued and outstanding.  The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of each of the Class A Common Stock and the Class B Common Stock as of the record date is necessary to constitute a quorum at the Annual Meeting with respect to matters upon which both classes of Common Stock are entitled to vote.

ACTION TO BE TAKEN AND VOTE REQUIRED

Action will be taken at the Annual Meeting to elect a Board of Directors and to ratify the selection of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 30, 2017.  Each proxy will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies.  Any proxy that is validly executed but on which no directions are specified will be voted for the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.  Any person executing the enclosed proxy may nevertheless revoke it at any time prior to the actual voting thereof by filing with the Secretary of the Company either a written instrument expressly revoking it or a duly executed proxy bearing a later date.  Furthermore, such person may nevertheless elect to attend the Annual Meeting and vote in person, in which event the proxy will be revoked.

The Company’s Certificate of Incorporation authorizes two classes of $.10 par value Common Stock (designated Class A and Class B) as well as one class of $1.00 par value preferred stock.  No shares of the preferred stock are outstanding.  In voting on all matters expected to come before the Annual Meeting, a stockholder of either Class A or Class B Common Stock will be entitled to one vote, in person or by proxy, for each share held in his or her name on the record date.

The holders of the Class A Common Stock will be entitled to elect that number (rounded down) of directors equal to the total number of directors to be elected divided by three, i.e., three directors, and the holders of the Class B Common Stock will be entitled to elect the remaining directors.  The Class A directors are elected by majority vote of shares held by holders of Class A Common Stock attending in person or represented by proxy and entitled to vote at the Annual Meeting.  The Class B directors are elected by plurality vote of the holders of Class B Common Stock attending in person or represented by proxy and entitled to vote at the Annual Meeting.

The ratification of the selection of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 30, 2017, must be approved by a majority vote of the combined shares of the Class A Common Stock and Class B Common Stock held by the holders of such Class A Common Stock and Class B Common Stock attending in person or represented by proxy and entitled to vote at the Annual Meeting.

The Company’s Certificate of Incorporation prohibits cumulative voting.  Abstentions are voted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.  In the election of the Class B directors, votes withheld will have no effect on the outcome of the vote.  In the election of the Class A directors and the vote on the ratification of the selection of our independent registered public accounting firm, abstentions will have the effect of a vote “against” the proposal.  Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the brokers do not have discretionary voting authority and have not received instructions from a stockholder as to how to vote on those proposals (so-called “broker non-votes”) are considered “shares present” for purposes of determining whether a quorum exists so long as the brokers have discretionary voting authority for at least one matter to be voted on at the Annual Meeting.  However, broker non-votes are not considered to be shares entitled to vote and will not affect the outcome of any vote.

Brokers are not permitted to vote stockholders’ shares for the election of directors. Therefore, we urge all stockholders to give voting instructions to their brokers on all voting items.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tabulation sets forth the names of those persons who are known to management to be the beneficial owners as of April 12, 2017, of more than five percent (5%) of the Company’s Class A or Class B Common Stock.  Such tabulation also sets forth the number of shares of the Company’s Class A or Class B Common Stock beneficially owned as of April 12, 2017 by all of the Company’s directors and nominees, named executive officers, and all directors and officers of the Company as a group.  Except as set forth below, persons having direct beneficial ownership of the Company’s Common Stock possess the sole voting and dispositive power in regard to such stock.  Class B Common Stock is freely convertible on a one-for-one basis into an equal number of shares of Class A Common Stock, and ownership of Class B Common Stock is deemed to be beneficial ownership of Class A Common Stock under Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As of April 12, 2017 there were 15,499,507 shares of Class A Common Stock and 1,656,467 shares of Class B Common Stock outstanding.

Name and Address of Beneficial Owner	Title Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)

Dimensional Fund Advisors LP	Class A	1,086,206	(2)	7.0%
6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	Class A	956,522	(3)	6.2%
55 East 52nd Street
New York, NY 10055

William J. Barrett	Class A	2,560,883	(4)(6)	15.0%
2581 East Kercher Road	Class B	1,557,234	(4)	94.0%
Goshen, IN 46528

Herbert M. Gardner	Class A	2,560,883	(4)(6)	15.0%
2581 East Kercher Road	Class B	1,557,234	(4)	94.0%
Goshen, IN 46528

Edward L. Flynn	Class A	322,791	(5)	2.1%
7511 Myrtle Avenue
Glendale, NY 11385

Mark D. Weber	Class A	173,354		1.1%
2581 East Kercher Road
Goshen, IN 46528

Matthew W. Long	Class A	90,501		*
2581 East Kercher Road
Goshen, IN 46528

Mark C. Neilson	Class A	46,222		*
7140 Calabria Court
San Diego, CA 92122

Name and Address of Beneficial Owner	Title Class	Amount and Nature of Beneficial Ownership		Percent of Class (1)

Arthur J. Gajarsa	Class A	35,571		*
P.O. Box 226
Holderness, NH 03245

Peter D. Barrett	Class A	35,480	(6)	*
1229 Ridgedale Road	Class B	29,467		1.8%
South Bend, IN 46614

Michael L. Oium	Class A	29,667		*
2581 East Kercher Road
Goshen, IN 46528

Thomas B. Hogan, Jr.	Class A	13,852		*
8054 Whisper Lake Lane West
Ponte Verda Beach FL 32082

Wayne A. Whitener	Class A	5,199		*
101 E. Park Blvd.
Suite 955
Plano, TX 75074

Michael L. Klofas	Class A	1,492		*
64 Windham Drive,
East Longmeadow, MA 01028

All directors and officers as a group	Class A	3,315,012	(4)(5)(6)	19.4%
	Class B	1,586,701	(4)	95.8%

* Less than 1%

(1)  The percentage calculations have been made in accordance with Rule 13d-3(d)(1) promulgated under the Exchange Act.  In making these calculations, shares beneficially owned by a person as a result of the ownership of Class B Common Stock were deemed to be currently outstanding solely with respect to the holders of such Class B Common Stock.

(2)  Dimensional Fund Advisors LP (“Dimensional”) filed a Schedule 13G/A on February 9, 2017, reporting that Dimensional has sole voting power over 1,038,436 shares of Class A Common Stock and sole dispositive power over 1,086,206 shares of Class A Common Stock.  All information presented above relating to Dimensional is based solely on the Schedule 13G/A.

(3)  Blackrock, Inc. (“Blackrock”) filed a Schedule 13G on January 30, 2017, reporting that Blackrock has sole voting power over 925,500 shares of Class A Common Stock and sole dispositive power over 956,522 shares of Class A Common Stock.  All information presented above relating to Blackrock is based solely on the Schedule 13G.

(4)  Messrs. Barrett and Gardner act as a group under Section 13(d) of the Exchange Act with respect to their holdings of Class A Common Stock and Class B Common Stock.  Mr. Barrett has sole voting and dispositive power over 1,522,951 shares of Class A Common Stock (including 885,999 shares of Class B Common Stock that are immediately convertible into shares of Class A Common Stock on a one-for-one basis).  Mr. Barrett has shared voting and dispositive power over 102,296 shares of Class A Common Stock (consisting of 85,439 shares of Class A Common Stock and 16,857 shares of Class B Common Stock that are immediately convertible into shares of Class A Common Stock on a one-for-one basis, which shares are owned by Mr. Barrett’s wife).  Mr. Barrett has disclaimed beneficial ownership of the shares owned by his wife.  Mr. Gardner has sole voting and dispositive power over 868,151 shares of Class A Common Stock (including 587,862 shares of Class B Common Stock that are immediately convertible into shares of Class A Common Stock on a one-for-one basis).  Mr. Gardner has shared voting and dispositive power over 67,485 shares of Class A Common Stock (consisting of 969 shares of Class A Common Stock and 66,516 shares of Class B Common Stock that are immediately convertible into shares of Class A Common Stock on a one-for-one basis, which shares are owned by a generation skipping marital trust under the will of Mary K. Gardner, Mr. Gardner’s late wife).  Mr. Gardner has disclaimed beneficial ownership of the shares owned by the generation skipping marital trust under the will of his late wife.

(5)  Includes 39,505 shares of Class A Common Stock owned beneficially by Mr. Flynn’s wife.  Mr. Flynn has disclaimed beneficial ownership of these shares.

(6)  Includes the number of shares of Class A Common Stock which are deemed to be beneficially owned as a result of ownership of shares of Class B Common Stock, which Class B shares are freely convertible on a one-for-one basis into shares of Class A Common Stock.

Depositories such as The Depository Trust Company (Cede & Company) as of April 12, 2017 held, in the aggregate, more than 5% of the Company’s then outstanding Class A Common Stock.  The Company understands that such depositories hold such shares for the benefit of various participating brokers, banks, and other institutions which are entitled to vote such shares according to the instructions of the beneficial owners thereof.  Except as noted in the table above, the Company has no reason to believe that any of such beneficial owners hold more than 5% of the Company’s outstanding voting securities.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Ten directors are to be elected at the Annual Meeting of Stockholders.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees shown below for the term of one year and until their successors are duly elected and have qualified.

Of the persons named below, Messrs. Flynn, Neilson, and Weber have been nominated by the independent directors of the Board of Directors for election by the holders of Class A Common Stock, and the remaining persons have been nominated by the independent directors of the Board of Directors for election by the holders of Class B Common Stock.  Mr. William J. Barrett is the father of Mr. Peter D. Barrett.

In addition to serving as directors, Messrs. Barrett, Gardner, and Weber were executive officers of the Company as of December 31, 2016.  Officers are elected annually by the Board of Directors at the Annual Meeting of Directors held immediately following the Annual Meeting of Stockholders.

Although it is not contemplated that any nominee will be unable to serve as a director, in such event the proxies will be voted by the holders thereof for such other person as may be designated by the current Board of Directors.  The management of the Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office, and to the knowledge of management, the nominees intend to serve the entire term for which election is sought.

Only ten nominees for director are named even though the Company’s bylaws allow a maximum of fifteen, since the proposed size of the board is deemed adequate to meet the requirements of the Board of Directors.  The proxies given by the Class A stockholders cannot be voted for more than three persons, and the proxies given by Class B stockholders cannot be voted for more than seven persons.  The information set forth below with respect to each of the nominees has been furnished by each respective nominee.

Name, Age, and Business Experience	Executive Officer Since	Positions With Company

Herbert M. Gardner, 77
Chairman of the Board of the Company since 1979, Chief Executive Officer of the Company from 1979 to January 2011; President of the Company from June 1992 to February 2006; Executive Vice President of Barrett-Gardner Associates, Inc., an investment banking firm, from November 2002 until June 2009, and previously Senior Vice President of Janney Montgomery Scott LLC, investment bankers, from 1978 to 2002; Former Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company, from 2000 to May 2013; Director of Chase Packaging Corporation, a development stage company, since 2001; former Director of Dawson Geophysical Company (formerly known as TGC Industries, Inc.), a company engaged in the geophysical services industry, from 1980 to February 2015; former Director of Nu-Horizons Electronics Corp., an electronics component distributor, from 1984 until 2011; and former Director of MKTG, Inc., a marketing and sales promotion company from 1997 until January 2010. Mr. Gardner was selected to serve as a director of the Company due to his depth of knowledge of the Company, including its strategies, operations and markets, his acute business judgment, his strong leadership skills, and his long-standing relationship with the Company.

	1979	Chairman of the Board

Name, Age, and Business Experience	Executive Officer Since	Positions With Company

William J. Barrett, 77
Secretary and Assistant Treasurer of the Company and a Director since 1979 and Executive Vice President (Long Range and Strategic Planning) of the Company since 2004; President of W. J. Barrett Associates, Inc., an investment banking firm, since June 2009; President of Barrett-Gardner Associates, Inc., an investment banking firm, from November 2002 until June 2009, and previously Senior Vice President of Janney Montgomery Scott LLC, investment bankers, from 1978 to 2002; Chairman of the Board and Director of Rumson-Fair Haven Bank and Trust Company, a New Jersey state independent, commercial bank and trust company from 2000 to May 2012; Director of Dawson Geophysical Company (formerly known as TGC Industries, Inc.), a company engaged in the geophysical services industry, since 1980; Director of Chase Packaging Corporation, a development stage company, since 2001; Director of Babson Corporate Investors, a closed-end investment company, from July 2006 to April 2016; and Director of Babson Participation Investors, a closed-end investment company, from July of 2006 to April 2016. Mr. Barrett brings to the Board of Directors of the Company keen business and financial judgment and an extraordinary understanding of the Company’s business, history, and organization, as well as extensive leadership experience. Mr. Barrett is the father of Peter D. Barrett.

	1979	Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer, Secretary, and Director

Peter D. Barrett, 47
Director of the Company since 2014; Mr. Barrett has been with Smoker Craft, Inc., a manufacturer of pontoon and fishing boats, since 1996, most recently serving as Senior Vice President of Marketing and Corporate Development (since 2008), and serving as Director since 2007. Prior to this position, Mr. Barrett served in positions of increasing responsibility with Smoker Craft and Starcraft Marine, LLC, a company that was later combined into Smoker Craft. Mr. Barrett was selected to serve as a director of the Company due to his experience as a director of a manufacturing company and his experience in sales, marketing, and product development. Mr. Barrett is the son of William J. Barrett.

	n/a	Director

Edward L. Flynn, 82
Director of the Company since 2007; Owner of Flynn Meyer Company, a management company for the restaurant industry, since 1976; Director and Treasurer of Citri-Lite Co., a soft drink company, since 1994; Director of Dawson Geophysical Company (formerly known as TGC Industries, Inc.), a company engaged in the geophysical services industry, from 1999 to February 2015; Director of Chase Packaging Corporation, a development stage company since 2007; and Director of Biojet Medical, a medical device company since 2007. Mr. Flynn is an experienced leader of major organizations and brings to the Board of Directors of the Company strong executive management skills and experience serving on the boards of other public companies.

	n/a	Director

Name, Age, and Business Experience	Executive Officer Since	Positions With Company

Arthur J. Gajarsa, 76
Director of the Company since 2012; Since January of 2013, Senior Counsel at the law firm of Wilmer, Cutler, Pickering, Hale and Dorr; Chairman of the Board of Trustees of Rensselaer Polytechnic Institute from 2011 to 2016, Vice Chairman from 1998 to 2010, and Trustee from 1994; Director of Georgetown University Board of Directors from 1996 to 2008, and Chairman of the Audit Committee, the Law Committee, and a member of the Executive Committee from 2002 to 2008; U.S. Circuit Judge for the U.S. Court of Appeals for the Federal Circuit from 1997 to 2012. Prior to his judicial appointment, Judge Gajarsa served as Senior Partner at Joseph, Gajarsa, McDermott & Reiner, P.C., and previously served as Special Counsel to the Secretary of the Interior and Commissioner of Indian Affairs. He also worked at the Department of Commerce at the USPTO and worked as a systems analyst at the Department of Defense. Judge Gajarsa provides the Board insight and experience in the areas of legal compliance, corporate mergers and acquisitions, commercial litigation, international trade, and intellectual property.

	n/a	Director

Thomas B. Hogan, Jr., 71
Director of the Company since 2012; Director of Aerial Holding, Inc., formerly Pictometry International Corporation, from 2006 to August 2015, and Chairman of the Audit Committee from 2006 to August 2015; Director of Provident Bank of New Jersey since 2010, Chairman of the Audit Committee since 2011, and member of the Compensation Committee since 2013; Chief Operating Officer, Northeast Practice, Deloitte & Touche, from 2003 to 2006. In previous years he served as the Managing Partner of the Rochester, Pittsburgh, St. Louis and New Jersey offices of that firm. From 2007 until it was sold in 2008, he was a director of Energy East Corporation, a public utility holding company which served New York, Connecticut, Massachusetts, Maine and New Hampshire. Mr. Hogan had nearly 40 years of experience with the public accounting firm of Deloitte & Touche which makes him exceptionally qualified to advise the Board of Directors in accounting and financial matters. Mr. Hogan qualifies as an “audit committee financial expert” under guidelines of the Securities and Exchange Commission.

	n/a	Director

Michael L. Klofas, 56
Director of the Company since 2016; Managing Director and Head of Babson Capital’s Mezzanine & Private Equity Group (MPEG) from 1993 to 2016; from 2009 to 2016, President of Babson Capital Corporate Investors and Babson Capital Participation Investors, closed-end bond funds traded on the New York Stock Exchange, and from 2002 to 2016 Co-Manager of Mezzco LLC, Mezzco II LLC, Mezzco III LLC and Mezzco IV LLC, the respective General Partners of Tower Square Capital Partners, L.P., Tower Square Capital Partners II, L.P., Tower Square Capital Partners III, L.P. and Tower Square Capital Partners IV, LP., Babson’s four private mezzanine funds. Mr. Klofas has more than 28 years of financial industry experience that has encompassed all aspects of middle market private debt and equity investing. Previously, he was responsible for restructurings and reorganizations involving Babson’s portfolio companies. Prior to joining Babson in 1988, he was engaged in venture capital investing and in public accounting. Mr. Klofas was selected as a director nominee because of his experience in finance, understanding of economics and business, and his understanding of public accounting.

	n/a	Director

Mark C. Neilson, 58
Director of the Company since 2003; President/Founder of Accretive CFO Services of San Diego LLC and Accretive LLC (Indiana), a financial consulting services firm since December 2010; Director of EVS, Ltd., manufacturer of safety seating products for the ambulance / EMT market October 2015-present; Partner, Tatum, LLC, a financial and technology consulting division of Spherion, from September 2005 to August 2010; Director of SmokerCraft, Inc., a manufacturer of pontoon and fishing boats, since December 2010; Director of EarthWay Products, Inc., a manufacturer of fertilizer spreaders since October 2015; Chief Financial Officer of Towne Air Freight, Inc., an air freight trucking company, from April 2001 to February 2005; independent business consultant from November 1998 to March 2001; Chief Financial Officer of Therm-O-Lite, Inc., a manufacturer of interior insulated windows, from January 2000 through June 2009; and Chief Financial Officer and Director of Shelter Components Corporation, a supplier to the recreational vehicle industry, from March 1986 to October 1998. Mr. Neilson was selected to

	n/a	Director

serve as a director of the Company due to his extensive background in public accounting and auditing. Mr. Neilson qualifies as an “audit committee financial expert” under guidelines of the Securities and Exchange Commission.

Name, Age, and Business Experience	Executive Officer Since	Positions With Company

Mark D. Weber, 59
President, Chief Executive Officer and a Director of the Company since 2013. From 2003 to 2013 Mr. Weber was the Group President of the Environmental Solutions Group of Federal Signal Corporation (NYSE: FSS), a global manufacturer of environmental cleaning equipment, emergency signaling systems and industrial warning equipment; prior to that he served in various executive positions with Federal Signal from 1996 and for seventeen years prior to that, in various positions with Cummins Engine Company (NYSE: CMI). Mr. Weber was selected to serve as a director of the Company due to his extensive executive leadership, operational, and strategic experience.

	2013	President and Chief Executive Officer, Director

Wayne A. Whitener, 65
Director of the Company since 2008; Executive Vice Chairman of Dawson Geophysical Company (“Dawson”) (formerly TGC Industries, Inc.), a company engaged in the geophysical services industry, from February 2015; Director of Dawson, since 1984; President of Dawson from July 1986 to February 2015; Chief Executive Officer of Dawson from January 1999 to February 2015; Chief Operating Officer of Dawson from July 1986 to December 1998; President of Tidelands Geophysical Co., Inc., a wholly-owned subsidiary of Dawson, from 1987 to February 2015; and Director of Chase Packaging Corporation, a development stage company, since 2009. As the former principal executive officer of another publicly held company, Mr. Whitener provides valuable insight and guidance on the issues of corporate strategy and risk management.

	n/a	Director

The Board of Directors recommends a vote FOR all the nominees.

EXECUTIVE OFFICERS

Name, Age, and Business Experience	Positions with Company

Matthew W. Long, 55
Chief Financial Officer, Treasurer, and Assistant Secretary since 2011. Interim Chief Executive Officer from March 2012 to May 2013. From June 2003 until February 2011, Treasurer of CTS Corporation, a manufacturer of electronic components and sensors and supplier of electronics manufacturing services. Assistant Treasurer of CTS from December 2000 until May 2003. Previously, he held a variety of accounting positions for Emerson Electric, General Housewares/Chicago Cutlery, and United Technologies.

Chief Financial Officer, Treasurer, and Assistant Secretary

Michael L. Oium, 56
Vice President, Operations since 2011. From February 2011 to October 2011, Vice President, Sourcing. General Manager, Supreme Truck Bodies of California, Incorporated’s truck body plant, from 1997 to 2011. Prior to Supreme, Mr. Oium spent twelve years in progressively more responsible positions with Morgan Corporation and four years with Lear Corporation.

Vice President, Operations

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of Common Stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of Common Stock. Based solely upon a review of copies of such reports furnished to the Company and written representations provided to the Company, the Company believes that all applicable Section 16(a) filing requirements were complied with by its directors, executive officers, and ten percent (10%) stockholders during 2016 with the exception of one late report by Mr. Oium for one transaction and one late report by Mr. Barrett for one transaction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Messrs. Gajarsa (Chairman), Flynn, Neilson, and Whitener.  None of these individuals was an officer or employee of the Company during the year ended December 31, 2016, or is a former officer of the Company.

During the year ended December 31, 2016, (i) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company, except that Mr. Whitener serves as an executive officer and Mr. Barrett serves as a director of Dawson Geophysical Company.

BOARD OF DIRECTORS

Board Leadership Structure

As a holding company, Supreme Industries, Inc. (NYSE MKT: STS), is uniquely structured in that it has very few officers and is designed to have its business operations conducted on a day-to-day basis by management of Supreme Corporation (“Supreme”), its wholly-owned and principal operating subsidiary, which is the source of virtually all of its revenues and business expenses.  The primary role of the holding company is to facilitate capital markets financing transactions, mergers and acquisitions, and other long-range strategies.

We have concluded that six independent directors, representing a majority of our board of directors, is appropriate given the size of our business, and enables the Company to obtain the benefits of diverse expertise, skill sets, and backgrounds for proper governance of the Company.  The Company has two committees - the Audit Committee and the Compensation Committee.  The Audit Committee and the Compensation Committee are comprised solely of independent directors.  Our Audit Committee Charter and our Compensation Committee Charter are available at our website www.supremecorp.com.  Nomination of directors is determined by the independent directors.  Matters relating to other governance issues are managed by the Board of Directors.  This structure enables effective communication among the directors by utilizing their participation in all of the critical areas of governance including risk oversight and interaction with management.  The Board of Directors adopted a policy which provides for our independent directors to rotate the chairing of the periodic meetings of independent directors so that each of the directors will have an opportunity to set the agenda and chair the meeting.  This results in there being no need to designate a lead director at present, but the Board of Directors retains the ability to modify this structure if circumstances warrant.

Our Board of Directors and principal executive officers have significant ownership of the equity securities of the Company.  As a result, the Board of Directors believes that management focuses on both the short- and long-term objectives of the Company with neither being disadvantaged by the other. Therefore, while cash bonuses each year are tied to the near-term profitability of Supreme, compensation for several members of management is also tied to the future values of the Company’s equity securities through time-based grants of stock.  Furthermore, those members of management who do not receive time-based stock grants currently own a substantial number of shares of the Company’s equity, ensuring that they are likewise incentivized to protect the long-term value of the Company.  As a result, the Board of Directors has concluded that the incentive promoting structure of the Company does not promote risks that are inappropriate for the operation of the business.

The Board of Directors has assessed the composition of the Board and has concluded that the Board has the appropriate mix of business experience and skills to address effectively the Company’s business needs and challenges.  In view of the small size of the Board of Directors, there are no membership requirements based on race or gender.  However, we believe that our Board of Directors does have a wide range of diversity with regard to professional experience, skills, education, and other attributes that contribute to the Board’s ability to operate in the long-range best interests of the Company’s stockholders.

Independence

The Board of Directors has determined that the following six directors have no material relationship with the Company that would interfere with the exercise of independent judgment and are “independent” within the meaning of the NYSE MKT director independence standards:  Edward L. Flynn, Thomas B. Hogan, Jr., Arthur J. Gajarsa, Michael L. Klofas, Mark C. Neilson, and Wayne A. Whitener.

Committees

The Audit Committee is comprised of Messrs. Hogan (Chairman), Flynn, Klofas, and Neilson.  The Audit Committee met eight times during 2016.  The purpose and functions of the Audit Committee are to: (i) appoint or terminate the independent auditors; (ii) evaluate and determine compensation of the independent auditors; (iii) review the scope of the audit proposed by the independent auditors; (iv) review quarterly condensed consolidated financial statements and the annual audited consolidated financial statements prior to issuance; (v) consult with the independent auditors on matters relating to internal financial controls and procedures; and (vi) make appropriate reports and recommendations to the Board of Directors.  In carrying out the functions of the Audit Committee, the members of the Audit Committee rely on an Audit Committee Charter.

The Compensation Committee is comprised of Messrs. Gajarsa (Chairman), Flynn, Neilson and Whitener.  The Compensation Committee met three times during 2016. The purpose and functions of the Compensation Committee are to: (i) assist the Board in the discharge of its fiduciary responsibilities relating to the determination and execution of the Company’s compensation philosophy as it pertains to the fair and competitive compensation of the Company’s executive officers; (ii) provide overall guidance with respect to the establishment, maintenance, and administration of the Company’s compensation programs, including stock and benefit plans; and (iii) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs.  The Compensation Committee will periodically review the levels of compensation, perquisites, and other personal benefits provided by the Company to insure that compensation levels are reasonable, fair, and competitive.  In carrying out the functions of the Compensation Committee, the members of the Compensation Committee rely on a Compensation Committee Charter.

The Compensation Committee has available to it the resources and authority necessary to properly discharge its duties and responsibilities, including the authority to retain independent compensation consultants and other expert advisors.  In addition, the Compensation Committee sometimes utilizes survey information provided by compensation consultants in recommending compensation levels.

In 2014, the Compensation Committee retained the services of Hay Group (now Korn Ferry Hay Group), a global management consulting firm, for assistance in setting the 2015 compensation packages for several senior executives, including Messrs. Weber, Long and Oium.  In consultation with Hay Group, that data was aged for use in setting 2016 pay rates, as well.  Hay Group examined the applicable positions and provided pay comparisons for similarly situated presidents and chief executive officers, chief financial officers, and vice presidents with responsibility for operations, including items such as base salary, incentive pay, equity, and customary perquisites.  Those recommendations were provided to the Compensation Committee, which used them as a guideline in setting the amount of total compensation for Messrs. Weber, Long and Oium, and in determining how total potential compensation should be allocated across the different elements of compensation.  The Compensation Committee does not follow a definitive policy when determining the mix of, and structure for, total compensation.  Rather, it considers factors such as achievement of corporate and individual goals, level of experience, responsibilities, demonstrated performance, time with the Company, retention considerations, and any other consideration it deems relevant.  The Compensation Committee does, however, endeavor to ensure that an appropriate amount of compensation is paid in the form of equity so as to ensure that the interests of executives align with the interests of the Company’s stockholders.

The Company does not have a standing Nominating Committee, and nominations for directors are made by the Company’s independent directors.  The Board of Directors believes that, considering the size of the Company and the Board of Directors, nominating decisions can be made effectively on a case-by-case basis, and there is no need for the added formality of a Nominating Committee.  In carrying out the functions of a Nominating Committee, the independent directors do not rely on a Nominating Committee Charter.  The independent directors of the Company utilize the following criteria as guidelines in considering nominations to the Company’s Board of Directors. The criteria include:

•                  personal characteristics, including such matters as integrity, age, education, diversity of skills, opinions, perspectives, professional experiences, education and backgrounds, and absence of potential conflicts of interest with the Company or its operations;

•                  the availability and willingness to devote sufficient time to the duties of a director of the Company;

•                  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•                  experience in the Company’s industry and with relevant social policy concerns;

•                  experience as a board member of another publicly held company;

•                  academic expertise in an area of the Company’s operations; and

•                  practical and mature business judgment.

The criteria are not exhaustive, and the independent directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The independent directors’ goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the independent directors have not set any minimum qualifications and also consider candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the Board is a financial expert and that the overall composition of the Board meets all applicable independence requirements, the independent directors do not have any specific skills that they believe are necessary for any individual director to possess. Instead, the independent directors evaluate potential nominees based on the contribution such nominee’s background and skills could have upon the overall functioning of the Board.

Acting in the capacity of a Nominating Committee, the independent directors have not adopted any policy with regard to the consideration of director candidates recommended by security holders for the reason that such a policy is deemed unnecessary since at no time in the history of the Company has any such recommendation ever been received from any of the Company’s security holders.

Meetings

During the year ended December 31, 2016, the Board of Directors held six special meetings in addition to its regular meeting.  All of the directors listed herein attended 75% or more of the total meetings of the Board and of the committees on which they serve.

The Company encourages all directors to attend its Annual Meeting of Stockholders.  Except for Mr. Gajarsa, who attended telephonically, all of the directors attended the Annual Meeting of Stockholders held in May of 2016 in person.

Code of Ethics

The Company has adopted a Code of Ethics that applies to the Company’s officers and directors, including the Company’s principal executive officer and principal financial and accounting officer.  The code has been posted in the Investor Relations section of the Company’s website, www.supremecorp.com.

Stockholder Communications

The Company has established a process for stockholders to send their communications to the Board of Directors. Any stockholder who desires to contact an individual director, the entire Board of Directors, or a committee of the Board of Directors may mail a written communication to the Chief Executive Officer of the Company c/o Chief Executive Officer, Supreme Industries, Inc., 2581 East Kercher Road, Goshen, Indiana 46528.  The Chief Executive Officer will submit all stockholder communications to the appropriate directors, unless the communication is frivolous or includes advertising, solicitation for business, requests for employment, requests for contributions, or a communication of a similar nature. A stockholder communication relating to the Company’s accounting, internal accounting controls, or auditing will be referred to the members of the Audit Committee.

The Chief Executive Officer will send a written acknowledgment to a stockholder upon receipt of his or her communication submitted in accordance with the provisions set forth in this proxy statement unless such stockholder communication is frivolous or includes advertising, solicitation for business, requests for employment, requests for contributions, or a communication of a similar nature. A stockholder wishing to contact the directors may do so anonymously; however, stockholders are encouraged to provide the name in which the Company’s shares of stock are held and the number of such shares held.

The following communications to the directors will not be considered a stockholder communication: (i) communication from a Company officer or director; (ii) communication from a Company employee or agent, unless submitted solely in such employee’s or agent’s capacity as a stockholder; and (iii) any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis provides details about Supreme’s compensation practices for its named executive officers. The information provided in this section should be read together with the tables and narratives that accompany the information presented.

The following executives are Supreme’s named executive officers for 2016, as that term is defined by the Securities and Exchange Commission:

•             Mr. Mark D. Weber, President and Chief Executive Officer;

•             Mr. Matthew W. Long, Chief Financial Officer, Treasurer, and Assistant Secretary;

•             Mr. Michael L. Oium, Vice President, Operations;

•             Mr. Herbert M. Gardner, Chairman of the Board; and

•             Mr. William J. Barrett, Executive Vice President, Long Range and Strategic Planning, Assistant Treasurer, Secretary, and Director.

Summary

Supreme’s executive compensation program is designed to attract, retain, and motivate high-quality executives, to provide executives with incentives to maximize Supreme’s performance, and to align executives’ interests with those of our stockholders. Our executive compensation structure consists of the following components: base salary, annual cash incentives, time-based equity compensation, health and welfare benefits, limited perquisites, and retirement benefits.  Various executives receive some or all of these components.  Where appropriate, plans contain clawback features that would permit Supreme to recoup compensation paid for improperly earned incentives.

Supreme believes that our executive compensation program provides the most appropriate means for the Company to attract, retain, and motivate executives who possess the skills and experience necessary to achieve our business goals and maximize stockholder value.

Compensation Objectives

Supreme designs its executive compensation program to achieve three main objectives:

•             Offer Competitive Compensation. Supreme seeks to provide a competitive level of compensation in order to attract, retain, and motivate highly-qualified and talented executives.

•             Link Compensation to Performance. Supreme seeks to optimize the performance of each executive by tying a substantial portion of compensation to achievement of specified financial goals.

•             Align Compensation with Stockholder Interests. Supreme seeks to align the interests of its executives with stockholders by paying a significant portion of compensation in the form of equity that vests over time.

Compensation Philosophy

Supreme’s general compensation philosophy is to center potential compensation for named executive officers at approximately the 50th percentile of compensation for similar positions at similarly situated companies based on market survey data provided by Hay Group, although this is a guideline rather than a fixed rule. By using a median compensation approach, Supreme believes it is able to balance motivating named executive officers with market-competitive factors for recruitment and retention of top executive talent.

Supreme employs a mix of various types of compensation to pay its named executive officers. The elements of compensation for Messrs. Weber, Long, and Oium consist of base salary, annual performance-based cash incentives, time-based equity awards, retirement benefits, health and welfare benefits, and limited perquisites.  The elements of compensation for Messrs. Barrett and

Gardner consist of base salary, annual performance-based cash incentives, health and welfare benefits, and limited perquisites.  Compensation packages are designed to achieve each of Supreme’s compensation objectives as follows:

ELEMENTS OF TOTAL COMPENSATION	PURPOSE

• Base Salary • Retirement Benefits • Health and Welfare Benefits • Perquisites	• Fixed and customary compensation to attract and retain high-quality executive talent.

• Annual Performance-Based Cash Incentives	• At-risk variable incentive compensation to promote the achievement of specific financial and operational performance objectives.

• Time-Based Equity Awards	• Fixed equity awards for long-term retention of executive talent. • Align executives’ interests with stockholder interests.

Supreme does not generally utilize a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. The amount allocated to each element of compensation generally reflects allocation percentages in Hay Group market survey data. Additionally, relevant factors such as level of experience, responsibilities, demonstrated performance, time with Supreme, achievement of individual and corporate goals, risk, and retention considerations also may affect compensation structure for a particular named executive officer.

Supreme does endeavor to ensure that a substantial portion of total compensation for its named executive officers is based on performance and is at risk each year. In this way, Supreme’s executive compensation programs provide named executive officers with strong incentives to maximize the Company’s performance, which ultimately enhances stockholder value.  As a named executive officer takes on more responsibility, the Company generally increases the percentage of his or her total compensation that is at-risk. As a result, our named executive officers have a substantial percentage of their total compensation opportunities based on at-risk, variable elements of compensation. Supreme believes that this practice is appropriate because the corporation’s named executive officers have the greatest ability to drive performance and, therefore, should have the most to gain or lose in terms of compensation opportunities based on performance. In light of those facts, it is possible for Supreme’s named executives to earn above-market compensation in any year, but they may earn below-market compensation as well, depending on Company performance for that year.

While Supreme believes that its compensation practices have been prudent, care is taken to ensure that named executive officers are eligible to receive a reasonable amount of compensation in exchange for their services, so that they are properly incentivized to achieve Supreme’s goals, and to ensure that compensation opportunities are structured to align named executive officers’ interests with those of our stockholders. These goals are achieved through application of a number of techniques, such as:

•         apportioning fixed pay versus incentive-based compensation in an appropriate balance;

•         selecting appropriate performance metrics;

•         establishing reasonable performance thresholds;

•         capping certain performance-based compensation awards at specific maximum levels; and

•         vesting a significant amount of equity compensation over multiple-year periods.

Supreme endeavors to ensure that named executive officers will consider the impact of decisions in both the short and long terms and will exercise careful judgment, so that while attempting to enhance stockholder value in the near term they will not take actions that unnecessarily pose risk to the overall long-term well-being of the Company.

Role of Management in Executive Compensation Decisions

For 2016, Mr. Weber considered market survey data provided by Supreme’s external compensation consultant, Hay Group. After reviewing the data, Mr. Weber recommended a total compensation package to the Compensation Committee for Messrs. Long and Oium. Mr. Weber’s general aim is to provide recommendations to the Compensation Committee that align each named executive officer’s total compensation opportunity at approximately the 50th percentile of similarly situated executives, based on the survey data provided by Hay Group. This practice is consistent with Supreme’s compensation philosophy; by using the median compensation as a guideline in setting total compensation, Supreme should be able to attract, retain, and motivate highly-qualified executives with the skills and experience necessary to lead the corporation.

Messrs. Barrett and Gardner have long-standing employment agreements with the Company, which have remained substantially unchanged since 2005.  Management made no recommendations to change these agreements for 2016 and no changes were made.

How Executive Compensation is Determined

On an annual basis, the Compensation Committee reviews the data used by Mr. Weber, considers his recommendations, and ultimately decides upon a total compensation package for each named executive officer other than Messrs. Gardner and Barrett.  For Messrs. Long and Oium, total compensation packages for the year are finalized when approved by the Compensation Committee. The Compensation Committee recommends a total compensation package for the Chief Executive Officer to the Board, which is discussed by the Board and becomes final upon its approval. Likewise, the Board approves compensation for Messrs. Barrett and Gardner.  Members of the Board abstain from participation in discussions or voting with respect to their own compensation.

Overall Mix and Structure of Compensation

The Compensation Committee considers the total compensation opportunities for each named executive officer and determines how total potential compensation should be allocated across the different elements of compensation. The Compensation Committee does not follow a definitive policy when determining the mix of and structure for total compensation. Generally, the Compensation Committee considers market practices as reflected in the market survey data provided by Hay Group to obtain a baseline of total potential compensation for each named executive officer. Using this as a starting point, the Compensation Committee engages in discussions with the objective of ensuring that a substantial portion of each named executive officer’s total compensation is at-risk and dependent on the corporation’s financial performance.  Care is taken to balance the incentives to drive performance in the short-term and the long-term. In this way, Supreme encourages named executive officers to vigorously pursue increased performance while discouraging incentives to take excessive risks that may be beneficial in the short-term, but harmful in the long run.

Cash incentives and equity compensation opportunities increase across the named executive officer positions consistent with increasing responsibility. As a result, the named executive officers who have the greatest ability to drive Supreme’s performance have the most to gain or lose based on performance.

In addition to cash and equity components, Supreme offers its named executive officers additional programs, such as retirement benefits, health and welfare benefits, and perquisites. The corporation believes that these benefits are standard practice in other companies and are expected components of overall compensation benefits provided to Supreme’s named executive officers.

Compensation Consultants

Approximately every two years, Supreme purchases executive compensation analysis from Hay Group for named executive officer positions in order to determine current prevailing pay rates and structure for those positions.  During the off year, Supreme uses a factor provided by Hay Group to age the data.  During 2014, Supreme received a compensation analysis from Hay Group for use in setting 2015 executive compensation.  The data was provided to the Compensation Committee, aged for 2016 using data provided by Hay Group, and used as a starting point in considering executive compensation packages.

Hay Group provides Supreme with detailed market data that enables the Company to make informed decisions on executive compensation.  After sizing the various executive functions, it uses the Hay Group Industrial Executive Survey to show the Company where market pay for that position falls at the 25th, 50th, and 75th percentiles.  The Compensation Committee has confidence in Hay Group market data reports because the data is pulled from large surveys and because Hay Group is an experienced compensation consultant whose market survey data has been used by Supreme on numerous occasions to successfully attract and retain highly qualified and talented executives of the caliber Supreme desires.

Elements of Total Compensation

Base Salary.  Base salary is included as an element of total compensation to ensure that each named executive officer receives a suitable minimum return for his or her service to the corporation each year. A sufficient base salary helps to ensure that named executive officers do not become unduly focused on achievement of shorter-term incentive awards that may be to the detriment of the overall long-term health of the corporation. For Messrs. Weber, Long, and Oium, the Compensation Committee determined reasonable base salaries by aligning base compensation for each named executive officer at approximately the 50th percentile of peer executives as set forth in Hay Group’s market analysis reports described above. The Compensation Committee also considers relevant factors such as the named executive officer’s duties, responsibilities, past performance, and time with the Company in setting base salary.  For Messrs. Barrett and Gardner, their base salary was determined pursuant to their employment agreements and has remained unchanged since 2005.

The annual base salaries for named executive officers in 2016 were set as follows: Mr. Weber, $437,750 (increased to $452,000 pursuant to an amended and restated employment agreement effective as of May 6, 2016); Mr. Long, $275,000; Mr. Oium, $245,000; Mr. Barrett, $108,000; and Mr. Gardner, $108,000.

Annual Performance-Based Cash Incentive Plan.  Supreme believes that it is important to motivate its named executive officers to achieve annual corporate financial goals. Therefore, Supreme puts a substantial part of each named executive officer’s total compensation at risk by tying it directly to overall corporate performance. In the case of Messrs. Weber, Long, and Oium, Supreme uses an annual cash bonus plan, and in the case of Messrs. Barrett and Gardner, Supreme uses the cash bonus articulated in their employment agreements, in order to focus Supreme’s named executive officers on the most critical of its shorter-term financial metrics each year.

The 2016 Cash Bonus Plan.  The 2016 Cash Bonus Plan provides for annual variable and at risk cash payments to Messrs. Weber, Long, and Oium based on Supreme’s achievement of quantitative financial performance goals for the year. These named executives’ ultimate awards are determined under a formula that provides for payment of 0% to 125% of a target award based on Supreme’s actual performance versus the established performance goals.

Each year, the Compensation Committee establishes a target award and quantitative financial performance goals for Messrs. Weber, Long, and Oium. With respect to Mr. Weber, the Compensation Committee made recommendations to the independent members of the Company’s Board of Directors, which then acted to establish his target award and quantitative performance goals.  Target awards are set as a percentage of base salary. In setting target awards, the Compensation Committee takes into consideration the median percentile target awards in Hay Group’s market analysis described above. Supreme’s practice to structure its named executive officers’ annual cash bonus opportunity at approximately the 50th percentile is based upon a philosophy that by using a median award, Supreme is able to balance motivating the named executive officer with what it perceives as market-competitive factors in being able to attract, retain, and motivate top executive talent.

Mr. Weber’s cash target award was 61% of his base salary amount.  Mr. Long’s cash target award was 42% of his base salary amount.  Mr. Oium’s cash target award was 38% of his base salary amount.

The Compensation Committee endeavors to select performance goals that are meaningful to the Company based upon current business objectives and in light of current market conditions. Supreme endeavors to establish challenging, but achievable performance goals given expected business conditions.  Performance goals are intended to be of broad benefit to the business at large and be easily determinable.  While actual awards will vary above and below target from year to year, Supreme anticipates that over a period of several years, payouts will average about 100% of target.  Quantitative target goals for 2016 selected for Messrs. Weber, Long, and Oium were derived from the Company’s budget and included:

•                  Year over year net sales growth from continuing operations of $297,961,000;

•                  EBITDA of $31,457,000; and

•                  Average controllable working capital as a percentage of sales of 15.9%.

Achievement was weighted 40% for each of the first two goals and 20% for the third goal.  Participants could earn from 0% to 125% of his target for achieving his goals.  Since payments are capped, a named executive officer cannot increase a cash bonus award beyond a fixed amount, counterbalancing the incentive to pursue outsized short-term rewards at the expense of the long-term health of the corporation.  The Compensation Committee also established a minimum threshold performance level that must be reached before an award is paid; if performance for a goal fell to less than 80% of the target goal, no award would be paid for that goal.

In March of 2017, after completion of the Company’s fiscal year, the Compensation Committee met to certify performance goal attainment and determined the award payable to each participant.  It was determined that award attainment for Messrs. Weber, Long, and Oium was 106% of target.  Mr. Weber received a lump sum cash payment in the amount of $288,757, Mr. Long received a lump sum cash payment in the amount of $122,114, and Mr. Oium received a lump sum cash payment in the amount of $98,330.  The plan does have a recoupment feature, meaning that if the Board learns of any intentional misconduct by a participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the participant to reimburse the Company for the difference between any awards paid to the participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the participant would have earned as awards under the Bonus Plan based on the financial results as restated.  Messrs. Gardner and Barrett receive cash incentives pursuant to the terms of their employment agreements as described below in “Agreements with Named Executive Officers”.

The 2016 Cash Bonus Plan authorizes the Compensation Committee to adjust the payout of an award downward after consideration of other business factors, including overall performance of the Company and the individual’s contribution to Company performance.

The Compensation Committee may reduce or entirely eliminate an award in the event a participant is on a performance improvement plan or otherwise demonstrates unsatisfactory performance or discipline during the plan year.  The Compensation Committee may adjust a payout of an award in its discretion to prevent the enlargement or dilution of the award because of extraordinary events or circumstances as determined by the Compensation Committee.  The Compensation Committee did not use its discretionary authority to adjust any awards made pursuant to the 2016 Cash Bonus Plan.

Time-Based Equity Compensation.  Supreme believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve Supreme’s long-term performance. Supreme also believes that equity grants are an effective way to align named executive officer and stockholder interests because a significant amount of a named executive officer’s potential income is directly tied to enhancing stockholder value. Time-based equity grants also play a critical role in retaining and motivating executive talent by assuring named executive officers that if they remain an employee throughout the service period they are assured an equity award. The retention of qualified named executive officers over the longer term assists Supreme in retaining valuable institutional knowledge. The Compensation Committee considers time-based equity grants as part of its review of annual executive compensation each year. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual equity awards at different times during the year and may use alternative vesting schedules.

2016 Grants.  For 2016 time-based equity compensation grants, Supreme issued restricted stock awards. In March 2016, the Compensation Committee awarded restricted stock vesting over a three-year term to Messrs. Long and Oium, based on the market data received from Hay Group.  In contrast to the other named executive officers, Mr. Weber’s restricted stock award is not granted by the Compensation Committee.  Rather, his award was recommended by the Compensation Committee and approved by the independent members of the Board.  Mr. Weber abstains in discussions and votes related to his award. Grants of equity made in 2016 can be seen in the “2016 Grants of Plan-Based Awards” table in the Compensation Committee Report below.

Supreme believes that the general practice of deferred vesting of equity awards over several years further helps to align the interests of our named executive officers and stockholders. Since a substantial portion of compensation for Messrs. Weber, Long, and Oium is paid out in the form of time-based equity grants, and since the value of equity will vary over time, depending mostly upon the overall performance and strength of the Company, actions taken in one year may substantially affect a named executive officer’s compensation over the course of many subsequent years. Therefore, named executive officers are encouraged to consider the longer-term health of the corporation in addition to shorter-term considerations. Supreme also believes that deferred vesting helps in the retention of named executive officers, as the terms of restricted stock grants provide that any unvested portion of a grant is forfeited in the event of any voluntary termination by the executive.

Messrs. Barrett and Gardner do not currently receive equity compensation.  Due to their large equity holdings, the Company deems their long-term interests closely aligned with stockholders.  However, the Company has granted equity to Messrs. Barrett and Gardner in the past, retains the ability to grant them equity, and may elect to do so again in future years.

Retirement Benefits and Plans. Supreme’s retirement plans are designed to provide a competitive level of retirement benefits necessary to attract and retain executive talent. Supreme offers a 401(k) plan to Messrs. Weber, Long, and Oium. Supreme does not offer any other type of qualified or non-qualified retirement plans.  Substantially all Supreme employees are eligible to participate in Supreme’s 401(k) plan. Supreme’s matching contribution levels are governed by the rules of the plan. Currently, Supreme matches an employee’s contributions $.50 for every dollar, up to 4% of eligible pay, subject to limitations under the Internal Revenue Code.

Other Compensation. Supreme provides a limited set of perquisites and other compensation in order to attract, retain, and motivate named executive officers. For 2016, compensation for named executive officers included car allowances and various term-life insurance benefits.  The notes to the 2016 Summary Compensation Table below quantify the various perquisites named executive officers have received.

Health and Welfare Benefits. Named executive officers are eligible to participate in a standard set of health and welfare benefits, including medical insurance, dental insurance, vision insurance, life insurance, accidental death & dismemberment insurance, disability insurance, dependent life insurance, an employee assistance plan, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of named executive officers in these benefits.  Additionally, pursuant to the terms of their employment agreements, Messrs. Barrett and Gardner are entitled to the lesser of $30,000 or the actual amount of premiums owing on insurance of any kind owned by the executive (and/or his wife) covering the executive or “last to die” insurance covering the lives of the executive and his wife, which is grossed up, and up to $5,000 per year in expense reimbursement for family vision and dental care, the unused portion of which may be carried forward to future years.

Agreements with Named Executive Officers

Executive Officer Employment Agreement.  Messrs. Weber, Long, Barrett and Gardner have employment agreements with the Company.

Mark Weber’s Employment Agreement

In 2016, the Company entered into an amended and restated employment agreement (the “Weber Employment Agreement”) with Mr. Weber.  The term of the Weber Employment Agreement is from May 6, 2016, to May 5, 2019, with an automatic renewal for successive one (1) year periods unless either party provides notice of non-renewal at least 90 days prior to the end of the term then in effect.  The agreement calls for Mr. Weber to receive a monthly base salary of at least $37,666.66 and a car allowance of $1,150 per month.  In addition, he is entitled to participate in the Company’s bonus programs, equity awards, Ownership Transaction Incentive Plan, and benefits plans.  Mr. Weber’s participation in the Ownership Transaction Incentive Plan is discussed in further detail below.

If the Company elects not to renew the Weber Employment Agreement at the end of its term, or Mr. Weber is terminated by the Company other than for “cause,” as defined in the Weber Employment Agreement, or Mr. Weber terminates his employment for “good reason,” as defined in the Weber Employment Agreement, he will receive payment of eighteen (18) months’ base salary for the year of termination, a prorated bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s Bonus Plan (subject to achievement of applicable performance goals), COBRA premium assistance for a period not to exceed eighteen (18) months, twelve (12) months of executive outplacement assistance, and equity vesting for all awards that would have vested within one year of the termination date had he remained an employee.

The Weber Employment Agreement contains a covenant not to compete which provides that, during Mr. Weber’s employment with the Company and during a period of eighteen (18) months following the cessation of Mr. Weber’s employment with the Company, Mr. Weber shall not, directly or indirectly for himself or on behalf of any other person or business entity, engage in any capacity with a “competing business,” as defined in the Weber Employment Agreement.  This covenant not to compete is bounded by the territorial limits of the United States.

Matthew W. Long’s Employment Agreement

Similar to Mr. Weber, the Company also entered into an amended and restated employment agreement with Mr. Long (the “Long Employment Agreement”), having a term from May 6, 2016, to May 5, 2019, with an automatic renewal for successive one (1) year periods unless either party provides notice of non-renewal at least 90 days prior to the end of the term then in effect.  The agreement calls for Mr. Long to receive a monthly base salary of at least $22,916.67 and a car allowance of $1,150 per month.  In addition, he is entitled to participate in the Company’s bonus programs, equity awards, Ownership Transaction Incentive Plan, and benefits plans.  Mr. Long’s participation in the Ownership Transaction Incentive Plan is discussed in further detail below.

If the Company elects not to renew the Long Employment Agreement at the end of its term, or Mr. Long is terminated by the Company other than for “cause,” as defined in the Long Employment Agreement, or Mr. Long terminates his employment for “good reason,” as defined in the Long Employment Agreement, he will receive payment of twelve (12) months’ base salary for the year of termination, a prorated bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s Bonus Plan (subject to achievement of applicable performance goals), COBRA premium assistance for a period not to exceed twelve (12) months, twelve (12) months of executive outplacement assistance, and equity vesting for all awards that would have vested within one year of the termination date had he remained an employee.

The Long Employment Agreement contains a covenant not to compete which provides that, during Mr. Long’s employment with the Company and during a period of twelve (12) months following the cessation of Mr. Long’s employment with the Company, Mr. Long shall not, directly or indirectly for himself or on behalf of any other person or business entity, engage in any capacity with a “competing business,” as defined in the Long Employment Agreement.  This covenant not to compete is bounded by the territorial limits of the United States.

Herbert M. Gardner’s Employment Contract

The Board approved an Amended and Restated Employment Contract (the “Gardner Employment Contract”) between the Company and Mr. Herbert M. Gardner effective January 1, 2005.  The Gardner Employment Contract is automatically extended for one additional day so that a constant three-year term is always in effect.

Under the Gardner Employment Contract, if he dies, suffers a “disability,” is terminated by the Company without “cause,” terminates the Gardner Employment Contract for “good reason” or if a change in control occurs (as such terms are defined in the Gardner Employment Contract), then the term of the agreement is extended to five years from the date of such event.

In consideration of services to be provided to the Company, the Gardner Employment Contract provides for Mr. Gardner to receive: annual base compensation of $108,000; and if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.  Additionally, pursuant to the terms of his employment agreement, Mr. Gardner is entitled to fringe benefits including: the right to participate in the Company’s medical plan; the lesser of $30,000 or the actual amount of premiums owing on insurance of any kind owned by himself (and/or his wife) covering himself or “last to die” insurance covering the lives of himself and his wife, grossed up; up to $5,000 per year in expense reimbursement for family vision and dental care, the unused portion of which may be carried forward to future years; and an automobile plus insurance coverage.

If Mr. Gardner is terminated (other than for cause), he will be entitled to maintain his base salary and pre-tax bonus.  In addition, he will continue to receive the medical coverage, life insurance, and family vision and dental insurance fringe benefits discussed above for five years following termination.  In addition, if Mr. Gardner is terminated (other than for cause), then the Company will either sell or lease to him the automobile that the Company is providing to him.  In such case, the Company will, not later than March 15 following the end of the calendar year in which his employment terminates, either sell him the automobile for $10 along with any insurance coverage (if assignable) or assign to him all of the Company’s interest in and to any lease.  Upon termination of such lease, the Company will purchase the leased automobile and convey ownership to him.  If the Company terminates Mr. Gardner for gross misconduct materially injurious to the Company, then he will not receive any termination payments or benefits.

Under the Gardner Employment Contract, the definition of “good reason” includes a “change in control” (as defined in Exhibit “A” to the Gardner Employment Contract).  Notwithstanding the foregoing, in the event payments are being made to Mr. Gardner on account of a change in control based upon a hostile takeover of the Company, the pre-tax incentive bonus discussed above will be determined based upon the highest pre-tax earnings of the Company in the three calendar years immediately preceding the calendar year in which termination occurs.

William J. Barrett’s Employment Contract

The Board approved an Amended and Restated Employment Contract (the “Barrett Employment Contract”) between the Company and Mr. William J. Barrett, Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer, and Secretary of the Company, effective January 1, 2005.  The terms of the Barrett Employment Contract are substantially similar to the Gardner Employment Contract.

Under the Barrett Employment Contract, if he dies, suffers a “disability,” is terminated by the Company without “cause,” terminates the Barrett Employment Contract for “good reason” or if a change in control occurs (as such terms are defined in the Barrett Employment Contract), then the term of the agreement is extended to five years from the date of such event.

In consideration of services to be provided to the Company, the Barrett Employment Contract provides for Mr. Barrett to receive: annual base compensation of $108,000; and if the pre-tax earnings of the Company exceed $2,000,000, an incentive bonus of $36,000, plus an amount equal to 0.6% of the amount by which such pre-tax earnings exceed $2,000,000.  Additionally, pursuant to the terms of his employment agreement, Mr. Barrett is entitled to fringe benefits including: the right to participate in the Company’s medical plan; the lesser of $30,000 or the actual amount of premiums owing on insurance of any kind owned by himself (and/or his wife) covering himself or “last to die” insurance covering the lives of himself and his wife, grossed up; up to $5,000 per year in expense reimbursement for family vision and dental care, the unused portion of which may be carried forward to future years; and an automobile plus insurance coverage.

If Mr. Barrett is terminated (other than for cause), he will be entitled to maintain his base salary and pre-tax bonus.  In addition, he will continue to receive the medical coverage, life insurance, and family vision and dental insurance fringe benefits discussed above for five years following termination.  In addition, if Mr. Barrett is terminated (other than for cause), then the Company will either sell or lease to him the automobile that the Company is providing to him.  In such case, the Company will, not later than March 15 following the end of the calendar year in which his employment terminates, either sell him the automobile for $10 along with any insurance coverage (if assignable) or assign to him all of the Company’s interest in and to any lease.  Upon termination of such lease, the Company will purchase the leased automobile and convey ownership to him.  If the Company terminates Mr. Barrett for gross misconduct materially injurious to the Company, then he will not receive any termination payments or benefits.

Under the Barrett Employment Contract, the definition of “good reason” includes a “change in control” (as defined in Exhibit “A” to the Barrett Employment Contract).  Notwithstanding the foregoing, in the event payments are being made to Mr. Barrett on account of a change in control based upon a hostile takeover of the Company, the pre-tax incentive bonus discussed above will be determined based upon the highest pre-tax earnings of the Company in the three calendar years immediately preceding the calendar year in which termination occurs.

Change-In-Control Payments.

Messrs. Weber, Long and Oium were participants in an Ownership Transaction Incentive Plan.  The terms of that plan call for certain members of management of the Company to receive a cash bonus in the event a change in control occurs.  For a complete understanding of this plan, please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below.

As discussed above, the employment agreements for Messrs. Barrett and Gardner also contain a provision that a change in control is deemed to be termination for good cause, entitling them to certain payments.  Please see the section of this proxy statement titled “Potential Payments Upon Termination or Change-in-Control” below for a calculation of these amounts.

Restricted Stock Award Agreements

Pursuant to their restricted stock award agreements, upon a “change in control” (as defined in the 2012 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan), the shares of restricted stock of all participants vest immediately provided that they are employed by the Company or a subsidiary of the Company on that date.  For a description of the material terms of such restricted stock award agreements, see “Potential Payments Upon Termination or Change in Control — Restricted Stock Awards.”

The change in control provisions in the restricted stock award agreements help prevent management from being distracted by rumored or actual changes in control.  The change in control provisions provide:

•                  incentives for executive officers to remain with the Company despite the uncertainties of a potential or actual change in control transaction;

•                  assurance of severance and benefits for terminated executive officers; and

•                  access to equity components after a change in control.

There is a single trigger for the acceleration of the vesting of restricted stock for all participants for the following reasons:

•                  to be competitive with what we believe to be the standards for the treatment of equity upon a change in control;

•                  employees who remain after a change in control are treated the same with regard to equity as the general stockholders who could sell or otherwise transfer their equity upon a change in control; and

•                  since the Company would not exist in its present form after a change in control, executives should not have to have their return on such equity dependent upon the new company’s future success.

Policy on Recovery of Awards

The Company provides for recoupment of incentive awards in the event of misconduct affecting the amount of the award paid to an executive.  Pursuant to the Company’s 2016 Cash Bonus Plan, if the Board learns of any intentional misconduct by an executive which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the executive to reimburse the Company for the difference between any awards paid to the executive based on achievement of financial results that were subsequently the subject of a restatement and the amount the executive would have earned as awards under the 2016 Cash Bonus Plan based on the financial results as restated.

Limitation on Deductibility of Executive Compensation

For a publicly-held corporation, Section 162(m) of the Code limits the federal income tax deduction for the compensation of certain executive officers that exceeds $1 million per year.  “Performance-based” compensation is not subject to the limitations on deductibility.  The Compensation Committee may authorize compensation that may not be deductible when it deems doing so to be in the best interest of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Supreme Industries, Inc.  Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee:

Hon. Arthur J. Gajarsa (Chair)
Edward L. Flynn
Mark C. Neilson
Wayne A. Whitener

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
					Non-Equity	Nonqualified
				Stock	Incentive Plan	Deferred	All Other
		Salary		Awards	Compensation	Compensation	Compensation
Name and Principal Position	Year	(1)	Bonus	(2)	(3)	Earnings	(4)	Total
Mark D. Weber	2016	$446,577	$—	$362,220	$288,757	$—	$22,006	$1,119,560
Chief Executive Officer	2015	$441,346	$—	$394,507	$262,042	$—	$19,292	$1,117,187
	2014	$395,000	$—	$144,150	$109,744	$—	$19,115	$668,009

Matthew W. Long	2016	$274,291	$—	$165,000	$122,114	$—	$16,490	$577,895
Chief Financial Officer	2015	$266,423	$—	$174,745	$108,914	$—	$14,632	$564,714
	2014	$243,337	$10,000	$93,698	$46,464	$—	$15,759	$409,258

Michael L. Oium	2016	$244,117	$—	$100,450	$98,330	$—	$19,644	$462,541
Vice President, Operations	2015	$230,570	$—	$111,436	$78,547	$—	$17,579	$438,132
	2014	$206,000	$—	$67,947	$33,716	$—	$15,116	$322,779

Herbert M. Gardner	2016	$113,876	$—	$—	$200,924	$—	$95,526	$410,326
Chairman of the Board	2015	$118,256	$—	$—	$140,884	$—	$83,087	$342,227
	2014	$113,876	$—	$—	$100,020	$—	$92,443	$306,339

William J. Barrett	2016	$108,000	$—	$—	$200,924	$—	$66,932	$375,856
Executive Vice President	2015	$112,154	$—	$—	$140,884	$—	$67,099	$320,137
Strategic and Long Range
Planning, Secretary and
Assistant Treasurer

(1)          Base salary amounts may vary from set salary due to number and timing of pay periods, timing of pay increases, and add-back for a waived group health benefit in the case of Messrs. Barrett and Gardner.

(2)          The amounts in column (e) reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 of awards pursuant to the Company’s 2016 Long-Term Incentive Plan and 2012 Long Term Incentive Plan.  Assumptions used in the calculation of these amounts are included in Note 1 of the Company’s consolidated financial statements for the fiscal year ended December 31, 2016, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2017.

(3)          2016 payments represent performance payments earned in 2016 pursuant to the Company’s 2016 Cash Bonus Plan. 2015 and 2014 payments represent performance payments earned in 2015 and 2014 pursuant to the Company’s 2015 Cash and Equity Bonus Plan and 2014 Cash and Equity Bonus Plan, respectively.

(4)          All Other Compensation amounts are itemized in the following table.

All Other Compensation

		Auto
		Allowance			Income
		and	Life		Tax On		Total
		Vehicle	Insurance		Life		All Other
	Year	Insurance	Reimbursement		Insurance	Other	Compensation
Mark D. Weber	2016(1)	$13,200	$		$	$8,806	$22,006
Chief Executive Officer	2015(2)	$12,000		$—	$—	$7,292	$19,292
	2014(3)	$12,000		$—	$—	$7,115	$19,115

Matthew W. Long	2016(4)	$12,000	$		$	$4,490	$16,490
Chief Financial Officer	2015(5)	$12,000		$—	$—	$2,632	$14,632
	2014(6)	$12,000		$—	$—	$3,759	$15,759

Michael L. Oium	2016(7)	$12,000	$		$	$7,644	$19,644
Vice President, Operations	2015(8)	$12,000		$—	$—	$5,579	$17,579
	2014(9)	$8,550		$—	$—	$6,566	$15,116

Herbert M. Gardner	2016(10)	$13,648		$30,000	$34,336	$17,542	$95,526
Chairman of the Board	2015(11)	$13,494		$30,000	$34,336	$5,257	$83,087
	2014(12)	$12,537		$30,000	$34,336	$15,570	$92,443

William J. Barrett	2016(13)	$5,663		$30,000	$26,022	$5,247	$66,932
Executive Vice President	2015(14)	$5,820		$30,000	$26,022	$5,257	$67,099
Long Range and Strategic
Planning, Secretary and
Assistant Treasurer

(1)         For Mr. Weber, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(2)         For Mr. Weber, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(3)   For Mr. Weber, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(4)         For Mr. Long, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(5)         For Mr. Long, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(6)         For Mr. Long, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(7)         For Mr. Oium, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(8)         For Mr. Oium, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(9)         For Mr. Oium, auto allowance, Supreme match under the 401(k) Plan, and group term life perquisite.

(10) For Mr. Gardner, auto allowance, personal auto insurance perquisite, life insurance perquisite, life insurance “gross-up” perquisite, medical insurance allowance and group term life perquisite.

(11)  For Mr. Gardner, auto allowance, personal auto insurance perquisite, life insurance perquisite, life insurance “gross-up” perquisite, medical insurance allowance, and group term life perquisite.

(12)  For Mr. Gardner, auto allowance, personal auto insurance perquisite, life insurance perquisite, life insurance “gross-up” perquisite, medical insurance allowance, and group term life perquisite.

(13)  For Mr. Barrett, auto allowance, personal auto insurance perquisite, life insurance perquisite, life insurance “gross-up” perquisite, medical insurance allowance and group term perquisite.

(14)  For Mr. Barrett, auto allowance, personal auto insurance perquisite, life insurance perquisite, life insurance “gross-up” perquisite, medical insurance allowance and group term perquisite.

2016 Grants of Plan-Based Awards

					All
					Other
					Stock
					Awards:
		Estimated Possible Payouts			Number
		Under			of	Grant
		Non-Equity Incentive Plan			Shares	Date Fair
		Awards			of Stock	Value of
		Threshold	Target	Maximum	or Units	Stock and
Name	Grant Date	($)	($)	($)	(#)	Option
(a)	(b)	(c)	(d)	(e)	(i)	Awards

Mark D. Weber
2016 Cash Bonus Plan	3/2/16	217,930	272,412	340,515
2012 Long-Term Incentive Plan					45,278	$362,220
Matthew W. Long
2016 Cash Bonus Plan	3/2/16	92,162	115,202	144,003
2012 Long-Term Incentive Plan					20,625	$165,000
Michael L. Oium
2016 Cash Bonus Plan	3/2/16	74,211	92,764	115,955
2012 Long-Term Incentive Plan					12,557	$100,450
William J. Barrett
Employment Agreement Cash Bonus(1)		36,000	—	—
Herbert M. Gardner
Employment Agreement Cash Bonus(1)		36,000	—	—

(1)         Pursuant to the terms of their employment agreements, if the pre-tax earnings of the Company exceed $2,000,000, Messrs. Barrett and Gardner receive an incentive bonus in the amount of $36,000 plus an amount equal to 0.6% of the amount by which pre-tax earnings exceed $2,000,000.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

During 2016, the Company had employment agreements in place with Messrs. Weber, Long, Gardner and Barrett.  For a description of the material terms of such employment agreements, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers.”

Messrs. Weber, Long and Oium received cash bonuses after completion of the Company’s 2016 fiscal year pursuant to the terms of the 2016 Cash Bonus Plan.  For a description of the awards granted under the 2016 Cash Bonus Plan, see “Compensation Discussion and Analysis — Annual Performance-Based Cash Incentive Plan.”

Messrs. Barrett and Gardner received cash bonuses after completion of the Company’s 2016 fiscal year pursuant to the terms of their employment agreements, see “Compensation Discussion and Analysis — Agreements with Named Executive Officers.”

Outstanding Equity Awards At Fiscal Year End

The following table provides information concerning the restricted stock awards held by the named executive officers at December 31, 2016.

Outstanding Equity Awards at 2016 Fiscal Year-End

Stock Awards
Equity
			Equity	Incentive Plan
			Incentive Plan	Awards:
			Awards:	Market or
			Number of	Payout Value of
	Number of	Market Value	Unearned	Unearned
	Shares or	of Shares or	Shares, Units or	Shares, Units or
	Units of	Units of Stock	Other Rights	Other Rights
	Stock That	That Have Not	That Have Not	That Have Not
	Have Not	Vested	Vested	Vested
Name	Vested (#)	($)	(#)	($)
(a)	(g)	(h)	(i)	(j)
Mark D. Weber(1)	83,627	$1,312,944	—	—
Matthew W. Long	39,059	$613,226	—	—
Michael L. Oium	24,711	$387,963	—	—
Herbert M. Gardner	—	—	—	—
William J. Barrett	—	—	—	—

(1)         Mr. Weber was issued 20,982 shares of restricted stock on March 3, 2014.  On March 3, 2015 and March 3, 2016, respectively, 33% of these shares of restricted stock vested.  The remaining 34% of these shares of restricted stock vested on March 3, 2017.  Also, Mr. Weber was issued 46,798 shares of restricted stock on March 3, 2015.  On March 3, 2016, and March 3, 2017, respectively, 33% of these shares of restricted stock vested.  The remaining 34% of these shares of restricted stock will vest on March 3, 2018 (provided Mr. Weber remains employed by the Company at that date).  Also, on March 2, 2016, Mr. Weber was issued 45,278 shares of restricted stock.  On March 2, 2017, 33% of these shares of restricted stock vested.  33% of the remaining shares will vest on March 2, 2018, and the remaining 34% of these shares of restricted stock will vest on March 2, 2019 (provided Mr. Weber remains employed by the Company at those dates).  Mr. Weber has full voting and dividend rights on all of his shares of restricted stock.

(2)         Mr. Long was issued 13,638 shares of restricted stock on March 3, 2014.  On March 3, 2015 and March 3, 2016, respectively, 33% of these shares of restricted stock vested.  The remaining 34% of these shares of restricted stock vested on March 3, 2017.  Also, Mr. Long was issued 20,729 shares of restricted stock on March 3, 2015.  On March 3, 2016 and March 3, 2017, respectively, 33% of these shares of restricted stock vested.  The remaining 34% of these shares of restricted stock will vest on March 3, 2018 (provided Mr. Long remains employed by the Company at that date).  Also, on March 2, 2016, Mr. Long was issued 20,625 shares of restricted stock.  On March 2, 2017, 33% of these shares of restricted stock vested.  33% of the remaining shares will vest on March 2, 2018, and the remaining 34% of these shares of restricted stock will vest on March 2, 2019 (provided Mr. Long remains employed by the Company at those dates).  Mr. Long has full voting and dividend rights on all of his shares of restricted stock.

(3)         Mr. Oium was issued 9,890 shares of restricted stock on March 3, 2014.  On March 3, 2015 and March 3, 2016, respectively, 33% of these shares of restricted stock vested.  The remaining 34% of these shares of restricted stock vested on March 3, 2017. Also, Mr. Oium was issued 13,219 shares of restricted stock on March 3, 2015.  On March 3, 2016 and March 3, 2017, respectively, 33% of these shares of restricted stock vested.  The remaining 34% of these shares of restricted stock will vest on March 3, 2018 (provided Mr. Oium remains employed by the Company at that date).  Also, on March 2, 2016, Mr. Oium was issued 12,557 shares of restricted stock.  On March 2, 2017, 33% of these shares of restricted stock vested.  33% of the remaining shares will vest on March 2, 2018, and the remaining 34% of these shares of restricted stock will vest on March 2, 2019 (provided Mr. Oium remains employed by the Company at those dates).  Mr. Oium has full voting and dividend rights on all of his shares of restricted stock.

2016 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mark D. Weber	—	—	53,297	559,720
Matthew W. Long	—	—	20,563	162,979
Michael L. Oium	—	—	14,125	111,980
William J. Barrett	47,250	585,023	—	—
Herbert M. Gardner	47,250	570,563	—	—

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following summaries describe potential payments payable to our named executive officers upon termination of employment or a change in control.  The actual payments to named executive officers are contingent upon many factors as of the time benefits would be paid, including elections by the executive and tax rates as well as the discretion of the Board of Directors or a committee designated by the Board of Directors.

Restricted Stock Awards

The Company’s 2012 Long-Term Incentive Plan and the Company’s 2016 Long-Term Incentive Plan do not provide for automatic acceleration of vesting of awards upon termination of employment of the named executive officers or a change in control of the Company.  However, the restricted stock award agreements that the Company entered into with Mr. Weber provide that shares of restricted stock will automatically accelerate in full upon the occurrence of a “change of control” (as defined in the 2012 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan, respectively) provided that Mr. Weber is employed by the Company or a subsidiary of the Company on that date, or if Mr. Weber’s employment was terminated within six months prior to the change in control (i) without “cause” (as defined in Mr. Weber’s employment agreement with the Company) or (ii) by Mr. Weber for “good reason” (as defined in Mr. Weber’s employment agreement with the Company).  In addition, upon the occurrence of Mr. Weber’s “disability” (as defined in Mr. Weber’s employment agreement with the Company), death, termination of his employment without cause or termination for good reason, the number of shares treated as vested shall be determined based upon the number of shares of restricted stock that would have vested by the first anniversary of the date of such termination of service.

All shares of restricted stock held by the named executive officers other than Mr. Weber will automatically accelerate in full upon the occurrence of a “change in control” (as defined in the 2012 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan, respectively) or upon the participant’s death or total and permanent disability (as defined in the 2012 Long-Term Incentive Plan and the 2016 Long-Term Incentive Plan, respectively), provided that the participant is employed by the Company or a subsidiary of the Company on that date.

DEATH, DISABILITY, OR CHANGE IN CONTROL EQUITY VESTING ACCELERATION

Weber, Long, Oium

The following table is calculated as if there was a change in control, or termination due to death or disability, on the last day of the Company’s fiscal year using a price of $15.70 the closing price on the last trading day of Supreme’s fiscal year.

	Accelerated Equity	Accelerated Equity
	(# of Shares)	($)
Mark D. Weber	83,627	$1,312,944
Matthew W. Long	39,059	$613,226
Michael L. Oium	24,711	$387,963

TERMINATION EQUITY VESTING ACCELERATION

Weber

The following table is calculated as if Mr. Weber’s employment was terminated without cause or for good reason on the last day of the Company’s fiscal year using a price of $15.70, the closing price on the last trading day of Supreme’s fiscal year.

	Accelerated Equity	Accelerated Equity
	(# of Shares)	($)
Mark D. Weber	37,687	$591,686

2016 Cash Bonus Plan

Pursuant to the 2016 Cash Bonus Plan, if a “change in control” (as defined in the Company’s 2012 Long-Term Incentive Plan) occurs prior to the last day of the plan year, the full value of the award, payable based on the “target incentive” (as defined in the 2016 Cash Bonus Plan), shall be paid to the participant on or within 60 days of the change in control.

If a participant dies, incurs a “total and permanent disability” (as defined in the Company’s 2012 Long-Term Incentive Plan), or retires prior to the last day of the plan year, an award, prorated on the basis of the participant’s actual time in service with the Company during the plan year prior to such event, will be paid to the participant at the same time and in the same manner as awards for the plan year are paid to the other participants.

ANNUAL CASH BONUS PLAN - CHANGE IN CONTROL, DEATH, DISABILITY OR RETIREMENT

Weber, Long, Oium

The following table is calculated as if there was a change in control, death, total permanent disability or retirement on the last day of the Company’s fiscal year.

Bonus Plan - Cash
($)
Mark D. Weber	288,757
Matthew W. Long	122,114
Michael L. Oium	98,330

Ownership Transaction Incentive Plan

The Company’s Amended and Restated Ownership Transaction Incentive Plan (the “OTIP”) provides that, upon a “change of control” (as defined in the OTIP), certain employees of the Company are entitled to receive a percentage of the difference between the per share value of the total cash proceeds or the per share fair market value of any other consideration received by the Company or the Company’s stockholders in connection with a change of control and a “base price” (as defined in the OTIP) (such difference in amount being the “Value”) as described below with such amount then being multiplied by the number of outstanding shares of common stock of the Company immediately prior to the change of control.  Messrs. Weber, Long and Oium each have a base price of $2.50.

The aggregate amount of payments to be made under the OTIP is equal to the aggregate amount of all incentive pool percentages (as defined in the OTIP) granted at such base price multiplied by the number of outstanding shares of common stock immediately prior to the change of control multiplied by the sum of (i) 7% multiplied by the Value up to $2.00 above such base price, plus (ii) 8% multiplied by any Value greater than $2.00 above such base price but less than or equal to $4.00 above the base price, plus (iii) 9% multiplied by any Value greater than $4.00 above such base price.

By way of example, if a change of control occurs and 65% of the incentive pool percentages were granted at $2.50, 10% were granted at $6.50, and 15% were granted at $8.00 and on the closing date of such change of control the number of shares of common stock outstanding was 16,610,000 shares and the consideration paid in the change of control was $12.00 per share of common stock, then three change of control incentive pools (as defined in the OTIP) would be created (one for grants made at $2.50, one for grants made at $6.50, and one for grants made at $8.00) as follows: (i) the $2.50 change of control incentive pool would equal $8,583,217.50, calculated as follows: (A) the product of 65% multiplied by 16,610,000 multiplied by (B) 0.795, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00] plus (3) 0.495 [9% x $5.50]; (ii) the $6.50 change of control incentive pool would equal $722,535.00, calculated as follows: (A) the product of 10% multiplied by 16,610,000 multiplied by (B) 0.435, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00] plus (3) 0.135 [9% x $1.50]; and (iii) the $8.00 change of control incentive pool would equal $747,450.00, calculated as follows: (A) the product of 15% multiplied by 16,610,000 multiplied by (B) 0.30, which is the sum of: (1) 0.14 [7% x $2.00] plus (2) 0.16 [8% x $2.00].

Mr. Weber is a participant in the OTIP and his aggregate share is 23.75% of the bonus pool.  Mr. Long is a participant in the OTIP and his aggregate share is 17% of the bonus pool.  Mr. Oium is a participant in the OTIP and his aggregate share is 11.75% of the bonus pool.  If prior to a change of control any of the current participants in the OTIP resign from the Company or are terminated for “cause” (as defined in the OTIP), such participant shall immediately forfeit any rights to receive payment under the OTIP.  If prior to a change of control, any of the current participants in the OTIP are terminated without cause and within nine (9) months of such termination a change of control occurs, such participant will be eligible to receive 100% of his or her award under the OTIP.  If a participant in the OTIP terminates service with the Company due to his or her death or “permanent disability” (as defined in the OTIP) and at the time of such termination the Company had entered into a definitive agreement regarding a change of control and such change of control occurs within nine (9) months of such termination, then such participant (or his or her legal representative or estate, as applicable) will be eligible to receive 100% of his or her award under the OTIP.

OTIP BONUS

Weber, Long, Oium

The following table is calculated as if there was a change in control or prior eligible termination of employment on the last day of the Company’s fiscal year at $15.70, the closing price on the last trading day of Supreme’s fiscal year.

OTIP Bonus
($)
Mark Weber	4,575,848
Matthew Long	3,275,344
Michael Oium	2,263,841

Mark D. Weber’s Employment Agreement

As discussed in the section entitled Compensation Discussion and Analysis above, in 2016, the Company entered into an amended and restated employment agreement (the “Weber Employment Agreement”) with Mr. Weber.  If the Company elects not to renew the Weber Employment Agreement at the end of its term, or Mr. Weber is terminated by the Company other than for “cause,” as defined in the Weber Employment Agreement, or Mr. Weber terminates his employment for “good reason,” as defined in the Weber Employment Agreement, he will receive payment of eighteen (18) months’ base salary for the year of termination, a prorated bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s Bonus Plan (subject to achievement of applicable performance goals), COBRA premium assistance up to eighteen (18) months, twelve (12) months of executive outplacement assistance, and equity vesting for all awards that would have vested within one year of the termination date had he remained an employee.

TERMINATION PAYMENTS

Weber

The following table is calculated as though Mr. Weber was terminated by the Company other than for cause or he terminated his employment for good reason on the last day of the Company’s fiscal year and presuming a $15.70 price.

	Base Salary ($)	Bonus ($)	COBRA Assistance ($)	Outplacement ($)	1 Year Equity Vesting ($)	Total ($)
Mark D. Weber	452,000	288,757	20,862	10,000	591,686	$1,363,305

Matthew W. Long’s Employment Agreement

As discussed in the section entitled Compensation Discussion and Analysis above, similar to Mr. Weber, the Company also entered into an amended and restated employment agreement with Mr. Long (the “Long Employment Agreement”). If the Company elects not to renew the Long Employment Agreement at the end of its term, or Mr. Long is terminated by the Company other than for “cause,” as defined in the Long Employment Agreement, or Mr. Long terminates his employment for “good reason,” as defined in the Long Employment Agreement, he will receive payment of twelve (12) months’ base salary for the year of termination, a prorated bonus for the year of termination payable at the same time as bonuses would otherwise be payable under the Company’s Bonus Plan (subject to achievement of applicable performance goals), COBRA premium assistance up to twelve (12) months, twelve (12) months of executive outplacement assistance, and equity vesting for all awards that would have vested within one year of the termination date had he remained an employee.

TERMINATION PAYMENTS

Long

The following table is calculated as though Mr. Long was terminated by the Company other than for cause or he terminated his employment for good reason on the last day of the Company’s fiscal year and presuming a $15.70 price.

	Base Salary ($)	Bonus ($)	COBRA Assistance ($)	Outplacement ($)	1 Year Equity Vesting ($)	Total ($)
Matthew W. Long	275,000	122,114	—	10,000	287,781	$694,895

Herbert M. Gardner’s Employment Contract

The Board approved an Amended and Restated Employment Contract (the “Gardner Employment Contract”) between the Company and Mr. Herbert M. Gardner effective January 1, 2005.

As discussed in the section entitled Compensation Discussion and Analysis above, if Mr. Gardner is terminated (other than for cause), he will be entitled to maintain his base salary, pre-tax bonus, as well as medical coverage, life insurance, and family vision and dental insurance fringe benefits during the remaining term of the Employment Contract.  In addition, if Mr. Gardner is terminated (other than for cause), then the Company will either sell or lease to him the automobile that the Company is providing to him.  In such case, the Company will, not later than March 15 following the end of the calendar year in which his employment terminates, either sell him the automobile for $10 along with any insurance coverage (if assignable) or assign to him all of the Company’s interest in and to any lease.  Upon termination of such lease, the Company will purchase the leased automobile and convey ownership to him.  Under the Gardner Employment Contract, the definition of “good reason” includes a “change in control.”  If the Company terminates Mr. Gardner for gross misconduct materially injurious to the Company, then he will not receive any termination payments or benefits.

TERMINATION PAYMENTS

Gardner

The following table is computed as though Mr. Gardner was terminated on the last day of the Company’s fiscal year due to death, disability, by election of the Company not for cause, or by Mr. Gardner for good reason, which includes due to a change in control.

				Executive &	Family
				Spouse Life	Dental and
	Base	Target	Medical	Insurance Plus	Vision	Vehicle
	Salary	Bonus	Insurance	Gross-up	Benefit	Buyout
	($)	($)(1)	($)	($)	($)	($)	Total:
Herbert M. Gardner	540,000	1,004,620	29,380	321,680	25,000	64,105	$1,984,785

William J. Barrett’s Employment Contract

The Board approved an Amended and Restated Employment Contract (the “Barrett Employment Contract”) between the Company and Mr. William J. Barrett, Executive Vice President (Long Range and Strategic Planning), Assistant Treasurer, and Secretary of the Company, effective January 1, 2005.

The terms of the Barrett Employment Contract are substantially similar to the Gardner Employment Contract.  As discussed in the section entitled Compensation Discussion and Analysis above, if Mr. Barrett is terminated (other than for cause), he will be entitled to maintain his base salary, pre-tax bonus, as well as medical coverage, life insurance, and family vision and dental insurance fringe benefits during the remaining term of the Employment Contract.  In addition, if Mr. Barrett is terminated (other than for cause), then the Company will either sell or lease to him the automobile that the Company is providing to him.  In such case, the Company will, not later than March 15 following the end of the calendar year in which his employment terminates, either sell him the automobile for $10 along with any insurance coverage (if assignable) or assign to him all of the Company’s interest in and to any lease.  Upon termination of such lease, the Company will purchase the leased automobile and convey ownership to him.  Under the Barrett Employment Contract, the definition of “good reason” includes a “change in control.”  If the Company terminates Mr. Barrett for gross misconduct materially injurious to the Company, then he will not receive any termination payments or benefits.

TERMINATION PAYMENTS

Barrett

The following table is computed as though Mr. Barrett was terminated on the last day of the Company’s fiscal year due to death, disability, by election of the Company not for cause, or by Mr. Barrett for good reason, which includes due to a change in control.

	Base Salary ($)	Target Bonus ($)(1)	Medical Insurance ($)	Executive & Spouse Life Insurance Plus Gross-up ($)	Family Dental and Vision Benefit ($)	Vehicle Buyout ($)	Total:
William J. Barrett	540,000	1,004,620	33,236	280,112	25,000	53,947	$1,936,915

DIRECTOR COMPENSATION

Outside directors are compensated with a combination of cash and equity.  An annual cash retainer of $24,000 is paid to each outside director and made in quarterly installments.  Outside directors receive additional compensation based on their involvement with the committees of the Board of Directors.  The Chairman of the Audit Committee is paid a $10,000 annual retainer. The other Audit Committee members each receive a $5,000 annual retainer.  The Chairman of the Compensation Committee is paid a $7,500 annual retainer.  The other Compensation Committee members each receive a $3,750 annual retainer.  Outside directors are also paid $1,000 for each Board, Audit Committee, Compensation Committee, or special committee meeting attended.  An annual stock award is paid to each outside director equal to $27,500 divided by the closing sales price of such stock on the business day immediately preceding the grant date.  This grant is made in quarterly increments (effective for fiscal 2017, this annual stock award was increased to $40,000).  Additionally, each director is reimbursed for out-of-pocket expenses incurred in attending board or committee meetings.

The following table summarizes the compensation earned by directors during fiscal year 2016:

(a)	(b)	(c)	(e)
	Fees Earned
	or	Stock Awards	Total
Name	Paid in Cash	(2)	(3)

Peter D. Barrett	$30,000	$27,500	$57,500
Robert J. Campbell(1)	$30,376	$13,750	$44,126
Edward L. Flynn	$49,752	$27,500	$77,252
Arthur J. Gajarsa	$56,500	$27,500	$84,000
Thomas B. Hogan, Jr.	$49,000	$27,500	$76,500
Michael L. Klofas	$26,448	$9,670	$36,118
Mark C. Neilson	$49,752	$27,500	$77,252
Wayne A. Whitener	$35,257	$27,500	$62,757

(1)         On December 10, 2015, Director Robert J. Campbell advised the Board of Directors that he would be retiring at the completion of his current term, which occurred at the 2016 Annual Meeting of Stockholders.  The Company and Mr. Campbell agreed that at the end of his term he would become Director Emeritus and the Company will provide him with a cash benefit of $1,000 per month for twelve months following his entry into emeritus status.

(2)         The amounts in column (c) reflect the aggregate grant date fair value of the stock awards computed in accordance with FASB Topic 718.  These stock awards were valued on the basis of the market value of the Company’s Class A Common Stock on the business day immediately preceding the date awarded.

(3)         Compensation for Messrs. Barrett, Gardner and Weber is disclosed in the Summary Compensation table above.  They receive no additional compensation for service as a director.

EQUITY COMPENSATION PLANS

The following table summarizes the securities authorized for issuance under the 2012 Long Term Incentive Plan and the 2016 Long Term Incentive Plan, which have been approved by the Board of Directors and ratified by the Company’s stockholders. There are no equity compensation plans which have not been approved by the Company’s stockholders.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to be		future issuance under
	issued upon exercise of	Weighted-average exercise	equity compensation plans
	outstanding options,	price of outstanding options,	(excluding securities
Plan category	warrants, and rights	warrants, and rights	reflected in column (a))

Equity compensation plans approved by security holders	0	$0	910,276

AUDIT COMMITTEE AND AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic meetings with the Company’s independent registered public accounting firm (“independent auditors”) and management to review accounting, auditing, internal controls, and financial reporting matters.  The Audit Committee Charter is available on the Company’s website, www.supremecorp.com.

The members of the Audit Committee are “independent” as defined in Sections 803.A. and 803.B. of the listing standards of the NYSE MKT and Rule 10A-3(b)(1) under the Exchange Act.  All members of the Audit Committee are financially literate and are able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement.  The Board of Directors has determined that Messrs. Hogan and Neilson qualify as “Audit Committee Financial Experts” as defined in the regulations promulgated under the Exchange Act, and their experience and backgrounds are described in the biographical data under Proposal No. 1.  The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.  The Audit Committee has the authority and available funding to engage any independent legal counsel and any accounting or other expert advisors as necessary to carry out its duties.

We have reviewed and discussed with senior management the Company’s audited financial statements included in the 2016 Annual Report to Stockholders.  Management has confirmed to us that such financial statements:  (i) have been prepared with integrity and objectivity and are the responsibility of management and; (ii) have been prepared in conformity with accounting principles generally accepted in the United States of America.

We have discussed with Crowe Horwath LLP, the Company’s Independent Registered Public Accounting Firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”).  Auditing Standard No. 16 requires the Company’s independent auditors to provide us with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to: (i) their responsibility under auditing standards of the PCAOB (United States); (ii) significant accounting policies; (iii) management’s judgments and estimates; (iv) any significant audit adjustments; (v) any disagreements with management; and (vi) any difficulties encountered in performing the audit.

We have received from Crowe Horwath LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” with respect to any relationships between Crowe Horwath LLP and the Company which, in their professional judgment, may reasonably be thought to bear on their independence.  Crowe Horwath LLP has discussed its independence with us and has confirmed in such letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company’s audited financial statements included in the Company’s 2016 Annual Report to Stockholders, we recommended to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America.  That is the responsibility of management and the Company’s independent auditors.  In giving our recommendation to the Board of Directors, we have relied on: (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles; and (ii) the report of the Company’s independent auditors with respect to such financial statements.

The Audit Committee:

Thomas B. Hogan, Jr. (Chair)
Edward L. Flynn
Michael L. Klofas
Mark C. Neilson

PRINCIPAL ACCOUNTING FEES AND SERVICES

The accounting firm of Crowe Horwath LLP (“Crowe Horwath”) served as the Company’s Independent Registered Public Accounting Firm for the fiscal year ended December 31, 2016.  Crowe Horwath has served as auditors for the Company since October 9, 2001.

Audit Fees.  The aggregate fees billed for professional services rendered by Crowe Horwath for the audit of our annual financial statements and pre-issuance reviews of the financial statements included in our quarterly reports on Form 10-Q were $274,500 for fiscal 2016 and $260,500 for fiscal 2015.

Audit-Related Fees.  The aggregate fees billed for professional services by Crowe Horwath for assurance and related services reasonably related to the audit and review services described under “Audit Fees” above were $11,500 for fiscal 2016 and $11,000 for fiscal 2015.  The amounts shown consist of fees for benefit plan audits and other various assurance services.

Tax Fees.  The aggregate fees billed for professional services by Crowe Horwath for tax compliance, tax advice, and tax planning services were $132,725 for fiscal 2016 and $127,400 for fiscal 2015.

All Other Fees.  The aggregate fees billed for professional services by Crowe Horwath for services other than those described above were $3,000 for fiscal 2016 and $0 for fiscal 2015.

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual audit of the Company’s consolidated financial statements.  In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Exchange Act, as amended, to management.  The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal year ended December 31, 2016, as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the providing of non-audit services has been compatible with maintaining the independent auditor’s independence and has advised the Company that, in its opinion, the activities performed by Crowe Horwath on the Company’s behalf were compatible with maintaining the independence of such auditors.

PROPOSAL NO. 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe Horwath LLP to continue as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 30, 2017.  In the event that ratification of this appointment of auditors is not approved by a majority of the combined shares of the Class A Common Stock and the Class B Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting, then the Audit Committee will reconsider its appointment of independent auditors.  In this case, the Audit Committee may, in its discretion, continue the Company’s relationship with Crowe Horwath LLP.  In addition, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if the Audit Committee believes that such an appointment would be in the best interests of the Company’s stockholders.

Representatives of Crowe Horwath LLP will be present at the Annual Meeting of Stockholders, will have the opportunity to make a statement if they desire to do so, and also will be available to respond to appropriate questions at the Annual Meeting.  Proposal No. 2 is for the ratification of the selection of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2017.

The Board of Directors recommends a vote FOR Proposal No. 2.

OTHER MATTERS

The Company’s management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting.  However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

A stockholder proposal intended to be presented at the Company’s Annual Meeting of Stockholders in 2018 must be received by the Company at its principal executive offices in Goshen, Indiana, on or before December 26, 2017, in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.

Stockholders must provide written notice of director nominations or other proposals intended to be brought before the 2018 annual meeting not earlier than February 9, 2018 nor later than March 11, 2018. These procedures are for stockholder proposals submitted outside of the processes established in Rule 14a-8 of the Exchange Act.

FINANCIAL STATEMENTS

The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2016, accompanies this proxy statement.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. SUPREME INDUSTRIES, INC. 2581 E. KERCHER RD. GOSHEN, IN 46528 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For 0 0 0 For 0 Against 0 0 0 Against 0 Abstain 0 0 0 Abstain 0 01 Edward L. Flynn 02 Mark C. Neilson 03 Mark D. Weber The Board of Directors recommends you vote FOR proposal 2: 2. To ratify the selection of Crowe Horwath LLP as the Company's Independent Registered Public Accounting Firm. NOTE: To transact such other business as may properly come before the meeting and any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000320263_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 10-K Wrap are available at www.proxyvote.com SUPREME INDUSTRIES, INC. 2581 East Kercher Road, Goshen, Indiana 46528 This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Mark D. Weber and William J. Barrett, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Class A Common Stock of Supreme Industries, Inc. (the Company) held of record by the undersigned on April 12, 2017, at the Annual Meeting of Stockholders to be held on May 25, 2017, or at any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL NO. 2. Continued and to be signed on reverse side 0000320263_2 R1.0.1.15